================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 19, 2001

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                    1-9210                95-4035997
  (State or other jurisdiction        (Commission           (I.R.S. Employer
       of incorporation)              File Number)         Identification No.)



              10889 WILSHIRE BOULEVARD
               LOS ANGELES, CALIFORNIA                          90024
      (Address of principal executive offices)                (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


================================================================================

Item 5.  Other Events and Regulation FD Disclosure
------   -----------------------------------------

     On July 19, 2001, Occidental Petroleum Corporation announced earnings before special items for the second quarter 2001 of $466 million ($1.25 per share), up 34-percent from $343 million ($0.93 per share) for the same period a year ago.

     In announcing the results, Dr. Ray R. Irani, chairman and chief executive officer, said, "Strong energy prices, particularly in California's natural gas market, resulted in outstanding earnings and cash flow for the second quarter and the first half of this year. The chemical segment returned to profitability in the second quarter after experiencing losses for the previous two quarters. During the first half of the year, Occidental's earnings before special items of $976 million, or $2.63 on a per share basis, were the highest in the history of the company for any six-month period. We have used our free cash flow to reduce debt by approximately $480 million during the first six months, raising the debt reduction total to nearly $3.3 billion from our pro-forma peak debt of $9.2 billion in April 2000. Our debt to capitalization ratio at the end of June was 51-percent. Over the past week we announced the sale of our interest in the Tangguh LNG project in Indonesia and the sale of the entity that leased a pipeline in Texas to our former MidCon subsidiary. These two transactions will provide an additional $750 million in after-tax net proceeds for debt reduction, which would increase our total debt reduction so far this year to $1.23 billion. We expect to have additional and significant debt reduction during the balance of this year, and debt reduction will remain a high priority next year."

     Net income was $473 million ($1.27 per share), compared with $564 million ($1.53 per share) for the same period last year. The second quarter 2001 included a $7 million gain, net of tax, related to the sale of additional interests in the Gulf of Mexico. The second quarter 2000 included an after-tax gain of $300 million related to the sale of an investment in Canadian Occidental Petroleum Ltd. and an after-tax charge of approximately $79 million for the write-down of chemical intermediates businesses. Sales increased 19-percent to $3.8 billion in the second quarter of 2001, from $3.2 billion for the same period a year ago.


                                 Debt Reduction
                                 --------------

     During the quarter, total debt was reduced by $244 million, lowering total debt at the end of the quarter to $5.9 billion and reducing the debt to capitalization ratio to 51-percent. Interest expense (including distributions on trust preferred securities but excluding interest income received on notes receivable from Occidental Permian partners) was $113 million for the second quarter of 2001, compared with $150 million for the second quarter of 2000. The decline is primarily a result of the significant debt reduction over the last twelve months.

     If the Tangguh LNG and pipeline entity sales had occurred in the second quarter, total debt on a pro-forma basis would have been reduced to $5.1 billion, with an implied debt to capitalization ratio of 48-percent.


                                   Oil and Gas
                                   -----------

     The oil and gas segment earnings before special items were $799 million for the second quarter 2001, compared with $557 million for the second quarter 2000. The improvement in earnings is primarily the result of higher domestic natural gas prices, partially offset by lower worldwide crude oil prices and lower crude oil volumes primarily in Colombia. The California gas market price premium remained strong in the second quarter 2001, resulting in an average domestic gas price of $8.55 per thousand cubic feet.

     Oil and gas segment earnings for the second quarter 2001 were $806 million and included the $7 million gain, net of tax, discussed above.


                                   Chemicals
                                   ---------

     The chemicals segment earnings before special items were $58 million for the second quarter 2001, compared with $154 million for the second quarter 2000. The decline in earnings before special items reflects lower sales prices for PVC, EDC and chlorine, lower earnings from equity affiliates and higher energy costs, partially offset by higher prices for caustic soda. The earnings in the second quarter 2001, compared with losses in the previous two quarters, reflect lower energy and feedstock costs and the results of aggressive overhead reduction efforts.

     Chemical segment earnings also were $58 million for the second quarter 2001 compared to $34 million for the second quarter 2000 that included a $120 million pre-tax charge for the write-down of chemical intermediates businesses.


                               Six Months Results
                               ------------------

     For the first six months of 2001, Occidental's earnings before special items were $976 million ($2.63 per share), compared with $607 million ($1.65 per share) for the same period of 2000. Net income was $957 million ($2.58 per share) for the first six months of 2001, compared with $835 million ($2.27 per share) for the same period of 2000. Sales increased by approximately 43-percent to $8.3 billion for the first six months of 2001, from $5.8 billion for the same period of 2000.



Forward-looking statements and estimates regarding exploration and production activities, oil, gas and commodity chemical prices and their related earnings effects, and cost reductions, as well as pro-forma estimates in this release are based on assumptions concerning market, competitive, regulatory, environmental, operational and other conditions. Actual results could differ materially as a result of factors discussed in Occidental's Annual Report on Form 10-K.

SUMMARY OF SEGMENT NET SALES AND EARNINGS

(Millions, except per-share amounts)

                                     Second Quarter        Six Months
                                   ----------------  ----------------
Periods Ended June 30                 2001     2000     2001     2000
=================================  =======  =======  =======  =======
SEGMENT NET SALES
   Oil and gas                     $ 2,964  $ 2,128  $ 6,576  $ 3,662
   Chemical                            881    1,067    1,744    2,107
                                   -------  -------  -------  -------
   Net sales                       $ 3,845  $ 3,195  $ 8,320  $ 5,769
=================================  =======  =======  =======  =======

SEGMENT EARNINGS (LOSS)
  Oil and gas                      $   806  $   557  $ 1,752  $   951
  Chemical                              58       34      (21)     177
                                   -------  -------  -------  -------
                                       864      591    1,731    1,128
UNALLOCATED CORPORATE ITEMS
  Interest expense, net (a)            (71)    (104)    (147)    (203)
  Income taxes (b)                    (249)    (349)    (424)    (499)
  Trust preferred distributions
    & other                            (14)     (16)     (30)     (33)
  Other (c)                            (57)     442     (146)     442
                                   -------  -------  -------  -------

INCOME BEFORE EXTRAORDINARY ITEMS
  AND EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                473      564      984      835
  Extraordinary loss, net               --       --       (3)      --
  Cumulative effect of changes
    in accounting principles, net       --       --      (24)      --
                                   -------  -------  -------  -------
NET INCOME                             473      564      957      835
  Effect of repurchase of Trust
    Preferred Securities                --       --        -        1
                                   -------  -------  -------  -------

EARNINGS APPLICABLE TO COMMON
   STOCK                           $   473  $   564  $   957  $   836
                                   =======  =======  =======  =======

BASIC EARNINGS PER COMMON SHARE
  Income before extraordinary
    items and effect of changes
    in accounting principles       $  1.27  $  1.53  $  2.65  $  2.27
  Extraordinary loss, net               --       --     (.01)      --
  Cumulative effect of changes
    in accounting principles, net       --       --     (.06)      --
                                   -------  -------  -------  -------
                                   $  1.27  $  1.53  $  2.58  $  2.27
                                   =======  =======  =======  =======

DILUTED EARNINGS PER COMMON SHARE
  Income before extraordinary
    items and effect of changes
    in accounting principles       $  1.26  $  1.53  $  2.64  $  2.27
  Extraordinary loss, net               --       --     (.01)      --
  Cumulative effect of changes
    in accounting principles, net       --       --     (.06)      --
                                   -------  -------  -------  -------
                                   $  1.26  $  1.53  $  2.57  $  2.27
                                   =======  =======  =======  =======
AVERAGE BASIC COMMON SHARES
  OUTSTANDING                        372.0    368.8    371.1    368.5
---------------------------------  -------  -------  -------  -------

See footnotes on following page.

(a) The second quarter and six months year-to-date 2001 include $28 million and $61 million, respectively, interest income on notes receivable from Occidental Permian partners. Comparable amounts for 2000 were $30 million for both the second quarter and six months year-to-date.

(b) Includes an offset for (charges)/credits in lieu of U.S. federal income taxes allocated to the divisions. Divisional earnings have been impacted by a ($3) million charge at Oil and Gas and an $18 million credit at Chemicals in the second quarter of 2001. The second quarter of 2000 had credits allocated to the divisions of $2 million and $4 million at Oil and Gas and Chemicals, respectively. The 2001 results include a ($4) million charge at Oil and Gas related to an asset sale and a $14 million credit at Chemicals related to asset sales. Additionally, the 2000 results include the tax related to the gain on the sale of Canadian Occidental Petroleum Ltd. in April 2000. The gain is reflected in Unallocated Corporate Items - Other.

(c) Includes preferred distributions to the Occidental Permian partners. The second quarter and six months year-to-date 2001 include $28 million and $62 million, respectively. The second quarter and six months year-to-date 2000 include $30 million. These amounts are essentially offset by the interest income discussed in (a) above. Additionally, the 2000 results include the pre-tax gain of $493 million related to the sale of the investment in Canadian Occidental Petroleum Ltd.

SUMMARY OF OPERATING STATISTICS

                                     Second Quarter        Six Months
                                   ----------------  ----------------
Periods Ended June 30                 2001     2000     2001     2000
=================================  =======  =======  =======  =======
NET OIL, GAS AND LIQUIDS
   PRODUCTION PER DAY

United States
  Crude oil and liquids (MBBL)
    California                          72       76       72       63
    Permian                            137      114      136       64
    US Other                            --        2       --        4
                                   -------  -------  -------  -------
      Total                            209      192      208      131

  Natural Gas (MMCF)
    California                         298      298      307      301
    Hugoton                            163      164      165      165
    Permian                            146      105      147       78
    US Other                            --      113       --      108
                                   -------  -------  -------  -------
      Total                            607      680      619      652

Latin America
  Crude oil and condensate (MBBL)
    Colombia                            --       44       10       40
    Ecuador                             14       18       13       17
                                   -------  -------  -------  -------
      Total                             14       62       23       57

Eastern Hemisphere
  Crude oil and condensate (MBBL)
    Oman                                10       10       10       10
    Pakistan                             8        5        7        5
    Qatar                               41       61       42       51
    Russia                              27       26       28       26
    Yemen                               32       28       34       32
                                   -------  -------  -------  -------
      Total                            118      130      121      124

  Natural Gas (MMCF)
    Pakistan                            49       51       50       51

Barrels of Oil Equivalent (MBOE)       450      506      463      429

CAPITAL EXPENDITURES (millions)    $   309  $   211  $   547  $   333
                                   =======  =======  =======  =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION OF ASSETS (millions) $   237  $   234  $   482  $   419
=================================  =======  =======  =======  =======

Item 9.  Regulation FD Disclosure
------   ------------------------

        Text of Speech by Stephen I. Chazen, Chief Financial Officer and
        ----------------------------------------------------------------
                Executive Vice President - Corporate Development
                ------------------------------------------------

                        Occidental Petroleum Corporation

                                 STEPHEN CHAZEN
                           Chief Financial Officer and
                Executive Vice President - Corporate Development

                               - Conference Call -
                    Second Quarter 2001 Earnings Announcement

                                  July 19, 2001
                             Los Angeles, California

     Good morning, and thanks for joining us.

     Most, if not all, of you have already received a copy of the press release announcing our second quarter earnings along with the Investor Relations Supplemental Schedules. If you haven't received them, you can find them on our website, oxy.com, or on the SEC's EDGAR site.

     Earnings before special items were $466 million, or $1.25 per share, That's a 34-percent increase above the $343 million, or 93 cents per share, we earned in the second quarter last year.

     For the first half of this year, earnings before special items were $976 million, or $2.63 per share, compared to $607 million, or $1.65 per share last year. These are the highest earnings for any six-month period in the company's history.

     On a segment basis, oil and gas second quarter earnings before special items were $799 million, compared to $557 million during the same period a year ago. This improvement is due primarily to higher natural gas prices.

     Our average domestic natural gas price realizations were approximately three times higher this year at $8.55 per thousand cubic feet compared to $2.81 in the same quarter last year. The primary driver behind higher gas prices was the premium of approximately $8.00 per million BTUs above the average NYMEX price we received for our California gas production. Looking ahead, we are experiencing a softening of California natural gas prices and a narrowing of the differential to about $2.50 per thousand cubic feet. We expect our average third quarter California gas price realization to remain well above the NYMEX for the same period. We produce about 300 million cubic feet per day in California and a differential of one-dollar equates to $27 million in quarterly oil and gas earnings.

     Increased natural gas prices more than offset the decline in oil price realizations during the second quarter. Oil prices for the quarter averaged $23.02 per barrel compared to $24.69 during the same period last year. A $1.00 per million BTUs swing in NYMEX gas prices has a

$62 million impact on our quarterly oil and gas earnings. Likewise, a $1.00 per barrel change in oil prices will impact quarterly earnings by $28 million.

     A number of factors accounted for the decline in production compared to the same period a year ago, with the primary factor being the shut-in of Colombian production for the entire quarter due to a pipeline outage. Our Colombian operation produced an average of 44,000 barrels of oil per day during the second quarter last year. We also sold properties in the Gulf of Mexico that contributed 113 million cubic feet per day of gas production in the second quarter last year.

     The impact of these events was partially offset by the addition of production from the former Altura properties we purchased in late April last year.

     Turning to Qatar. What appears on the surface to be a 20,000-barrel per day decline in our Qatar production is due primarily to a timing issue surrounding cargo shipments. Last year, we had an extra cargo in the second quarter while this year we had one less than normal.

     Exploration expense was $18 million in the quarter compared to $15 million in last year's second quarter and $21 million in this year's first quarter. Our spending rate remains well below trend, but in the current quarter we expect to have the results from the drilling of two major wells, for a total estimated investment of $70 million.

     Chemical earnings before special items were $58 million compared to $154 million in last year's second quarter. The year-to-year decline reflects lower prices for most of our products, lower earnings from our equity interest in Equistar and higher energy costs, partially offset by higher caustic soda prices. During the first quarter this year, we reported a loss of $53 million. The sequential quarterly improvement is due to reduced energy and feedstock costs and lower overhead. Last quarter we took a severance charge as part of our ongoing efforts to cut costs and the benefits of those actions are beginning to flow through.

     The fundamental weakness in chemicals demand we discussed last quarter is continuing, but it's encouraging that the inventory liquidations we saw over the last several quarters appears to be over. However, a meaningful recovery continues to depend on a strengthening of the economy.

     Cash flow from operations during the first half of the year was approximately $1.3 billion. During the second quarter we increased shareholder equity by $453 million. At the same time, we reduced total debt by $244 million to under $5.9 billion, compared to just under $6.4 billion at the end of last year. We expect to continue using our free cash flow to pay down debt. I want to remind everyone that our calculation of total debt includes preferred securities, the Altura non-recourse debt, Oxy's corporate debt and other obligations.

     At the end of the quarter our debt to total capitalization ratio was down to 51-percent, compared to 57-percent at the end of last year. Interest expense, including distributions on trust preferred securities, of $113 million during the second quarter this year is $37 million less than last year's second quarter. Through the first six months of this year, total interest expense of $238 million is $28 million below the same period a year ago.

     Yesterday, we announced the sale of our residual interest in Occidental Texas Pipeline Company to Kinder Morgan Inc. for $360 million. We had retained this interest as part of the sale of MidCon in 1998. In the current interest rate environment, we had an opportunity to monetize our interest in this non-core asset. This transaction follows last week's announcement of the sale to Mitsubishi of our interests in the Tangguh LNG project in Indonesia for $480 million. The combined after-tax proceeds from these two transactions provide a total of $750 million for additional debt reduction which is equivalent to about one year's free cash flow in a typical year. Thus the proceeds from these sales have allowed us to accelerate our debt reduction program by about one year.

     The two transactions will generate a combined after-tax gain of $125 million in the third quarter. The Tangguh sale has closed while the pipeline sale will close later in the year.

     If these transactions had occurred in the second quarter, our total debt on a pro-forma basis would have been $5.1 billion, with an implied debt to capitalization ratio of 48-percent. Debt reduction remains a high priority for the remainder of this year and in 2002.

     Last week, Standard & Poor's and Moody's both announced that they were reviewing our credit rating for possible upgrades.

     Capital spending for the quarter was $309 million and $547 for the first half. We expect total spending for the year of $1.3 billion, including $100 million for chemicals.

     Now I'd like to turn the conference call over to Dr. Ray Irani, Chairman and CEO.


    Text of Speech by Dr. Ray R. Irani, Chairman and Chief Executive Officer
    ------------------------------------------------------------------------

                        Occidental Petroleum Corporation

                                DR. RAY R. IRANI
                      Chairman and Chief Executive Officer

                               - Conference Call -
                    Second Quarter 2001 Earnings Announcement

                                  July 19, 2001
                             Los Angeles, California

     Thank you, Steve.

     As Steve reported, we had another outstanding quarter thanks to continued strong performance by our oil and gas operations and encouraging signs of recovery in our chemical business. Our earnings for the first half of the year are the highest of any six-month period in the company's history. The acceleration of our debt reduction program by selling two non-core assets at very attractive prices has produced our strongest balance sheet in more than two decades. Our balance sheet will grow even stronger as we continue to pay down debt in the second half of the year.

     Since 1997, we've concentrated on growing our oil and gas business by narrowing our geographic scope to three core areas, divesting non-core and under-performing assets and focusing on large, long-lived "legacy" assets. We've targeted the Middle East as the premier growth area among our core areas that also include the U.S. and Latin America. We believe we have the strongest position in the Middle East of any company our size.

     Occidental has been an important player in the region ever since we discovered the billion-barrel Augila field in Libya in 1966. In the meantime, we've established strong positions in Oman, Qatar and Yemen. We're the largest private oil producer in Oman where we've enjoyed considerable exploration success. We're the operator of the largest, most successful enhanced oil recovery project in Qatar. And, we're currently the largest holder of exploration acreage in Yemen where we hope to add to our existing oil production base in Masila and East Shabwa.

     By now I'm sure you're all aware that Occidental was one of eight western oil companies, including five U.S. firms, to win a stake in the Saudi Arabia Natural Gas Initiative. This Initiative marks the first time the Kingdom has opened its doors to foreign investment in the energy sector since the 1970s. On June 3, I joined the CEOs of the other companies in Jeddah, Saudi Arabia to sign preliminary agreements covering the three huge projects that make up this Initiative. The Saudi leadership has made it clear that they expect the partnership to be a rewarding experience for all participants that will open the door to other investment opportunities.

     Occidental is a member of the Core Venture 2 consortium, which will be investing in the Red Sea area. Occidental and Marathon each will have a 20-percent interest in this multi- billion dollar project, while ExxonMobil is the lead partner with a 60-percent interest. The Red Sea venture involves development of discovered gas from the Midyan and Barqan fields located in the northwest part of the Kingdom, and construction of related gas processing and pipeline facilities. The consortium expects to build at least one power plant and a water desalination unit, as well as evaluate the potential for a petrochemical plant. The project also calls for onshore and offshore exploration in Blocks 40 to 49 located along the Red Sea. Exploration success in these blocks will lay the foundation for additional investment opportunities in power generation, water desalination and petrochemicals in the western part of the Kingdom. The Kingdom has emphasized that the companies were selected as long-term, strategic partners and each company in Core Venture 2 will participate in all segments of the venture.

     The project's potential is enormous given the geology of the region and the rapidly growing local market. Saudi Arabia is the world's biggest hydrocarbon province with the world's largest oil reserves and fourth largest natural gas reserves. The Kingdom currently consumes about 4 billion cubic feet of natural gas per day and expects that number to rise to 7 billion cubic feet per day in 2003. Current estimates indicate the Kingdom will need from 12 to 14 billion cubic feet per day to meet its consumption projections by 2025.

     Saudi Aramco opened data rooms earlier this month to allow the consortium's technical experts to gather additional data for use in their evaluation of the project. A new negotiating team has been formed that is comprised of members of the Ministries and Government agencies directly involved in the Initiative, as well as a number of specialized sub-committees to deal with various aspects of the project. A ministerial committee headed by Foreign Minister Prince Saud al-Faisal will continue to oversee the entire process until definitive agreements are reached at the end of this year or early next year.

     Saudi leaders see these projects as the beginning of the next phase of the Kingdom's industrial development. This phase will focus on further development of the Kingdom's natural gas reserves to diversify and expand industrial development and to create thousands of new jobs for Saudi citizens.

     For Occidental, participation in the Red Sea project means an attractive return on investment and an even stronger presence in one of our core areas. Recent news reports have noted that the expected integrated rate of return for the Kingdom's core venture projects, each of which includes upstream, midstream, and downstream components, will make them very competitive with rates of return for other energy projects around the world. The Saudi leaders recognize this important consideration and want their partners to be successful so that the companies will be encouraged to continue to invest in the Kingdom for many years to come.

     Given the reasonable level of risk involved, and the expectation of quite attractive rates of return, Occidental is very excited about the opportunity to participate in the Kingdom's historic Natural Gas Initiative.

     Thank you - and we're now ready to answer questions.


--------------------------------------------------------------------------------

     Portions of this presentation are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations for oil, natural gas and chemicals; competitive pricing pressures; higher than expected costs including feedstock; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

--------------------------------------------------------------------------------

                        Supplemental Investor Information
                        ---------------------------------

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               2001 SECOND QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                  EARNINGS
                                           REPORTED                                                BEFORE
                                            INCOME       ADJUSTMENTS                            SPECIAL ITEMS
                                           --------      -----------                            -------------
Oil & Gas                                  $    806      $      (7) Asset sale                     $   799
Chemical                                         58                                                     58
Corporate
    Interest - Permian Non-recourse debt        (23)                                                   (23)
    Interest - all others                       (76)                                                   (76)
    Taxes                                      (249)                                                  (249)
    Trust Pfd Distributions & Other             (14)                                                   (14)
    Other                                       (29)                                                   (29)

                                           --------       --------                                 --------
NET INCOME                                 $    473       $     (7)                                $    466
                                           ========       ========                                 ========

BASIC EARNINGS PER SHARE                   $   1.27                                                $   1.25
                                           ========                                                ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               2000 SECOND QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                     EARNINGS
                                           REPORTED                                                   BEFORE
                                            INCOME       ADJUSTMENTS                               SPECIAL ITEMS
                                           --------      -----------                               -------------
Oil & Gas                                  $    557       $     --                                   $    557
Chemical                                         34            120  Specialty write-down                  154
Corporate
    Interest - Permian Non-recourse debt        (36)                                                      (36)
    Interest                                    (98)                                                      (98)
    Taxes                                      (349)           152  Tax effect of adjustments            (197)
    Trust Pfd Distributions & Other             (16)                                                      (16)
    Other                                       472           (493) CanOxy gain                           (21)
                                           --------       --------                                   --------
   NET INCOME                              $    564       $   (221)                                  $    343
                                           ========       ========                                   ========


BASIC EARNINGS PER SHARE                   $   1.53                                                  $   0.93
                                           ========                                                  ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                              2001 FIRST SIX MONTHS
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                        EARNINGS
                                           REPORTED                                                      BEFORE
                                            INCOME       ADJUSTMENTS                                  SPECIAL ITEMS
                                           --------      -----------                                  -------------
Oil & Gas                                  $  1,752       $     (7) Asset sale                          $  1,745
Chemical                                        (21)            26  Severance and plant shut down cost         5
Corporate
    Interest - Permian Non-recourse debt        (56)                                                         (56)
    Interest - all others                      (152)                                                        (152)
    Taxes                                      (424)           (70) State tax reserve reversal              (494)
    Trust Pfd Distributions & Other             (30)                                                         (30)
    Other                                       (85)            49  Environmental remediation                (42)
                                                                (6) OIL insurance dividend
                                           --------       --------                                      --------
Income before extraordinary loss                984             (8)                                          976
    and cumulative effect of changes in
    accounting principles
Extraordinary loss, net                          (3)             3  Early debt defeasance                     --
Cumulative effect of changes in                 (24)            24  Derivative & hedge accounting             --
    accounting principles
                                           --------       --------                                      --------
NET INCOME                                 $    957       $     19                                      $    976
                                           ========       ========                                      ========

BASIC EARNINGS PER SHARE                                                                                $   2.63
Income before extraordinary loss           $   2.65
    and cumulative effect of changes in
    accounting principles
Extraordinary loss, net                       (0.01)                                                          --
Cumulative effect of changes in               (0.06)                                                          --
    accounting principles
                                           --------                                                     --------
NET INCOME                                 $   2.58                                                     $   2.63
                                           ========                                                     ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                              2000 FIRST SIX MONTHS
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                     EARNINGS
                                           REPORTED                                                   BEFORE
                                            INCOME       ADJUSTMENTS                               SPECIAL ITEMS
                                           --------      -----------                               -------------
Oil & Gas                                  $    951       $     --                                   $    951
Chemical                                        177            120  Specialty write-down                  297
Corporate
    Interest - Permian Non-recourse debt        (36)                                                      (36)
    Interest                                   (197)                                                     (197)
    Taxes                                      (499)           156  Tax effect of adjustments            (343)
    Trust Pfd Distributions & Other             (33)                                                      (33)
    Other                                       472            (11) OIL insurance dividend                (32)
                                                              (493) CanOxy gain
                                           --------       --------                                   --------
   NET INCOME                              $    835       $   (228)                                  $    607
                                           ========       ========                                   ========


BASIC EARNINGS PER SHARE                   $   2.27                                                  $   1.65
                                           ========                                                  ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2001 SECOND QUARTER NET INCOME (LOSS)
                           REPORTED INCOME COMPARISON

                                           SECOND         FIRST
                                          QUARTER       QUARTER
                                             2001          2001          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    806      $    946     ($    140)

CHEMICAL                                       58           (79)          137

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (23)          (33)           10

   INTEREST - ALL OTHERS                      (76)          (76)            0

   TAXES                                     (249)         (175)          (74)

   TRUST PFD DISTRIBUTIONS & OTHER            (14)          (16)            2

   OTHER                                      (29)          (56)           27
                                         --------      --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS             473           511           (38)
  AND CUMULATIVE EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES
EXTRAORDINARY ITEMS                            --            (3)            3
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                        --           (24)           24
                                         --------      --------      --------
   NET INCOME                            $    473      $    484     ($     11)
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.27      $   1.31     ($   0.04)
                                         ========      ========      ========
EFFECTIVE TAX RATE                            33%           25%           -8%
                                         ========      ========      ========

================================================================================

                              OCCIDENTAL PETROLEUM
                      2001 SECOND QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                           SECOND         FIRST
                                          QUARTER       QUARTER
                                             2001          2001          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    799      $    946     ($    147)

CHEMICAL                                       58           (53)          111

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (23)          (33)           10

   INTEREST - ALL OTHERS                      (76)          (76)            0

   TAXES                                     (249)         (245)           (4)

   TRUST PFD DISTRIBUTIONS & OTHER            (14)          (16)            2

   OTHER                                      (29)          (13)          (16)
                                         --------      --------      --------
NET INCOME                               $    466      $    510     ($     44)
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.25      $   1.38     ($   0.13)
                                         ========      ========      ========
EFFECTIVE TAX RATE                            34%           32%           -2%
                                         ========      ========      ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 2nd Quarter                                $    799
2001 1st Quarter                                     946
                                                --------
                                                $   (147)
                                                ========


Price Variance                                  $    (77)

Volume Variance                                      (47)

Exploration Expense Variance                           3

All other                                            (26)
                                                --------
                               TOTAL VARIANCE   $   (147)
                                                ========

--------------------------------------------------------------------------------


                              OCCIDENTAL PETROLEUM
                                    CHEMICAL

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 2nd Quarter                                $     58
2001 1st Quarter                                     (53)
                                                --------
                                                $    111
                                                ========


Sales Price                                     $      9

Sales Volume/Mix                                      12

Operations/Manufacturing                              64 *

All Other                                             26
                                                --------
                               TOTAL VARIANCE   $    111
                                                ========

* Lower energy and feedstock costs.

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2001 SECOND QUARTER NET INCOME (LOSS)
                           REPORTED INCOME COMPARISON

                                           SECOND        SECOND
                                          QUARTER       QUARTER
                                             2001          2000          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    806      $    557      $    249

CHEMICAL                                       58            34            24

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (23)          (36)           13

   INTEREST - ALL OTHERS                      (76)          (98)           22

   TAXES                                     (249)         (349)          100

   TRUST PFD DISTRIBUTIONS & OTHER            (14)          (16)            2

   OTHER                                      (29)          472          (501)
                                         --------      --------      --------
  NET INCOME                             $    473      $    564      $    (91)
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.27      $   1.53     ($   0.26)
                                         ========      ========      ========

EFFECTIVE TAX RATE                            33%           38%            5%
                                         ========      ========      ========

================================================================================


                              OCCIDENTAL PETROLEUM
                      2001 SECOND QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                           SECOND        SECOND
                                          QUARTER       QUARTER
                                             2001          2000          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    799      $    557      $    242

CHEMICAL                                       58           154           (96)

CORPORATE

  INTEREST-PERMIAN NON-RECOURSE DEBT          (23)          (36)           13

  INTEREST - ALL OTHERS                       (76)          (98)           22

  TAXES                                      (249)         (197)          (52)

  TRUST PFD DISTRIBUTIONS & OTHER             (14)          (16)            2

  OTHER                                       (29)          (21)           (8)
                                         --------      --------      --------
   NET INCOME                            $    466      $    343      $    123
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.25      $   0.93      $   0.32
                                         ========      ========      ========

EFFECTIVE TAX RATE                            34%           36%            2%
                                         ========      ========      ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 2nd Quarter                                $    799
2000 2nd Quarter                                     557
                                                --------
                                                $    242
                                                ========


Price Variance                                  $    363

Volume Variance                                      (68)

Exploration Expense Variance                          (3)

All Other                                            (50)
                                                --------
                               TOTAL VARIANCE   $    242
                                                ========


--------------------------------------------------------------------------------


                              OCCIDENTAL PETROLEUM
                                    CHEMICAL

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 2nd Quarter                                $     58
2000 2nd Quarter                                     154
                                                --------
                                                $    (96)
                                                ========


Sales Price                                     $    (51)

Sales Volume/Mix                                      (3)

Operations/Manufacturing                              (7) *

All Other                                            (35) **
                                                --------
                               TOTAL VARIANCE   $    (96)
                                                ========

* Higher energy and lower feedstock costs.
** Lower equity earnings partially offset by lower costs.

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                      SECOND QUARTER            SIX MONTHS
                                      2001      2000        2001      2000
                                      ----      ----        ----      ----
NET PRODUCTION PER DAY:
  UNITED STATES
    CRUDE OIL AND LIQUIDS (MBL)
                      California        72        76          72        63
                         Permian       137       114         136        64
                        US Other         0         2           0         4
                                      ----      ----        ----      ----
                           TOTAL       209       192         208       131

    NATURAL GAS (MMCF)
                      California       298       298         307       301
                         Hugoton       163       164         165       165
                         Permian       146       105         147        78
                        US Other         0       113           0       108
                                      ----      ----        ----      ----
                           TOTAL       607       680         619       652

  LATIN AMERICA
    CRUDE OIL (MBL)
                        Colombia         0        44          10        40
                         Ecuador        14        18          13        17
                                      ----      ----        ----      ----
                           TOTAL        14        62          23        57

  EASTERN HEMISPHERE
    CRUDE OIL (MBL)
                            Oman        10        10          10        10
                        Pakistan         8         5           7         5
                           Qatar        41        61          42        51
                          Russia        27        26          28        26
                           Yemen        32        28          34        32
                                      ----      ----        ----      ----
                           TOTAL       118       130         121       124

    NATURAL GAS (MMCF)
                        Pakistan        49        51          50        51

BARRELS OF OIL EQUIVALENT (MBOE)       450       506         463       429

--------------------------------------------------------------------------------

United States: California crude oil and liquids production is down due to the swap of Milne Point production for the Bravo Dome CO2 assets. US Other natural gas production is down due to the sale of a partial interest in the Gulf of Mexico assets in the third quarter of last year.

Latin America: The decrease in Colombia's oil production is a result of pipeline disruption. The decline in Ecuador's production is a result of a farm out of 40 percent of Occidental's interest to Alberta Energy Company in the fourth quarter of last year.

Eastern Hemisphere: The decline in Qatar production is due primarily to a timing issue. In the second quarter of this year there was one less cargo shipment than normal while the second quarter of last year had an extra cargo shipment.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS

                                  SECOND QUARTER              SIX MONTHS
                                  2001      2000          2001      2000
                                  ----      ----          ----      ----
OIL & GAS:
----------
   PRICES
   UNITED STATES
   Crude Oil ($/BBL)             23.11     24.98         23.71     24.68
   Natural gas ($/MCF)            8.55      2.81          9.30      2.63

   LATIN AMERICA
   Crude oil ($/BBL)             18.90     25.86         21.69     26.11

   EASTERN HEMISPHERE
   Crude oil ($/BBL)             23.36     23.64         22.69     23.93
   Natural Gas ($/MCF)            2.41      1.69          2.30      1.71

United States: The price of natural gas in the second quarter of 2001 mainly reflects the premium of approximately $8.00 per million BTU's above the average NYMEX received for gas sales from Elk Hills.

                                  SECOND QUARTER                 SIX MONTHS
                                  2001      2000             2001      2000
                                  ----      ----             ----      ----
EXPLORATION EXPENSE
   Domestic                       $  9      $ 14             $ 22      $ 19
   Latin America                     2         1                4         2
   Eastern Hemisphere                7        --               13        --
                                  ----      ----             ----      ----
          TOTAL                   $ 18      $ 15             $ 39      $ 21
                                  ====      ====             ====      ====

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CHEMICALS
                                VOLUME (M TONS)

                                  SECOND QUARTER             SIX MONTHS
                                  2001      2000           2001     2000
                                  ----      ----          -----    -----
MAJOR PRODUCTS
 Chlorine                          786       751          1,491    1,604
 Caustic                           750       842          1,419    1,645
 Ethylene Dichloride               154       242            376      546
 PVC Resins                        496       487            997      937

                                   CHEMICALS
                                 PRICES (INDEX)

                                  SECOND QUARTER            SIX MONTHS
                                  2001      2000          2001      2000
                                  ----      ----          ----      ----
MAJOR PRODUCTS
 Chlorine                         0.76      1.67          0.82      1.49
 Caustic                          1.42      0.65          1.37      0.69
 Ethylene Dichloride              0.74      1.66          0.78      1.65
 PVC Resins                       0.77      1.03          0.75      0.99

CHLORINE
--------
OXYCHEM COMMENTARY
------------------

o Demand for chlorine is expected to remain weak in the 2nd half of 2001. Chlorine to EDC is expected to remain significantly below 2000 levels, as demand is not expected to rebound until 2002.

o Prices are not expected to improve from the 2nd quarter levels for the remainder of 2001.

INFLUENCING FACTORS:
--------------------
Demand into the vinyls sector has been adversely affected and overall demand into other key market segments has been lackluster due to reduced housing/construction demand and the general economic slowdown. With limited new production capacity, returning demand will drive long-term volume and upward price pressures.

Investor Relations Supplemental Schedules

[OXY LOGO]

CAUSTIC
-------
OXYCHEM COMMENTARY
------------------

o Pricing is expected to be under pressure in the 2nd half due to continued weak demand and higher imports.

o    Demand continues to remain balanced.

o U.S. Gulf Coast spot prices are expected to fall $50-70 per ton from peak 1st half levels due to the continued economic slowdown.

INFLUENCING FACTORS:
--------------------
Demand has been weakened as a result of global economic slowdown, but more importantly, as a result of additional caustic volume from Qatar and lower exports to Asia and Australia. Lower operating rates will continue to limit supply, but weak caustic demand has begun exerting downward pressure on prices.

EDC
---
OXYCHEM COMMENTARY
------------------

o Demand in general is expected to remain weak. Additional supply due to lower feedstock cost still exists in other parts of the world. Total sales for 2001 are expected to be the lowest since 1991.

o    Pricing continues to come under pressure due to weak demand and oversupply.

o Based on forecasted weak demand, low prices and high feedstock costs, OxyChem idled its 750,000 ton per year EDC facility at Ingleside, Texas on June 1st. It will remain idle until improved economics justify resumption of operations.

INFLUENCING FACTORS:
--------------------
Lower demand into the export vinyls market and declining volumes for VCM/PVC continue to soften pricing from all-time highs in 2000.

PVC/VCM
-------
OXYCHEM COMMENTARY
------------------
o Domestic PVC demand improved through the 2nd quarter as converters increased operating rates in order to maintain a balanced supply chain.

Investor Relations Supplemental Schedules

[OXY LOGO]

o Domestic PVC prices fell slightly through the 2nd quarter, down from a high in March 2001, as feedstock costs weakened.

o Export PVC prices into Asia continued to decline from previous levels for June delivery. Export volumes from the U.S. are being impacted as margins have been squeezed below break-even points.

o Domestic demand for VCM is weak but steady. Despite significant planned and unplanned VCM outages at Dow, OxyVinyls, Formosa and Georgia Gulf, VCM supply continues to outpace current demand.

o VCM export prices peaked at the beginning of the 2nd quarter due to Asian outages. Recent prices have dropped rapidly as demand in Asia did not return to expected levels.

INFLUENCING FACTORS:
--------------------
Prices will remain under pressure due to the combined effects of industry excess capacity and anticipated feedstock price erosion.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                  SECOND QUARTER          SIX MONTHS
                                  2001      2000        2001      2000
                                  ----      ----        ----      ----
CAPITAL EXPENDITURES ($MM)
  Oil & Gas
    California                    $ 64      $ 51        $123      $ 84
    Permian                         76        33         126        37
    Other - U.S.                    44        18          67        32
    Latin America                   17        23          38        32
    Eastern Hemisphere              78        55         144       102
  Chemicals                         27        29          45        44
  Corporate                          3         2           4         2
                                  ----      ----        ----      ----
        TOTAL                     $309      $211        $547      $333
                                  ====      ====        ====      ====

DEPRECIATION, DEPLETION &
 AMORTIZATION OF ASSETS ($MM)
  Oil & Gas
    Domestic                      $130      $119        $262      $186
    Latin America                    4        11          10        20
    Eastern Hemisphere              45        46          93        94
  Chemicals                         48        48          97        98
  Corporate                         10        10          20        21
                                  ----      ----        ----      ----
        TOTAL                     $237      $234        $482      $419
                                  ====      ====        ====      ====

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CORPORATE
                                  ($ MILLIONS)

CAPITALIZATION
                                                       30-Jun-01       31-Dec-00
                                                       ---------       ---------
Oxy Long-Term Debt (including current maturities)          3,535           3,541

Permian Non-Recourse Debt                                  1,500           1,900

Gas Sales Obligation (current and non-current)               348             411

Trust Preferred Securities                                   468             473

Others                                                        28              31
                                                       ---------       ---------
                        TOTAL DEBT                         5,879           6,356
                                                       =========       =========


EQUITY                                                     5,595           4,774
                                                       =========       =========

Total Debt To Total Capitalization                           51%             57%

Investor Relations Supplemental Schedules

[OXY LOGO]

Portions of this presentation are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; competitive pricing pressures; higher than expected costs including feedstock; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             OCCIDENTAL PETROLEUM CORPORATION
                                       (Registrant)




DATE:  July 19, 2001         S. P. Dominick, Jr.
                             ---------------------------------------------------
                             S. P. Dominick, Jr.,  Vice President and Controller
                             (Chief Accounting and Duly Authorized Officer)